CLIMB GLOBAL SOLUTIONS, INC.

Executive Severance And Change In Control Plan

Section 1. Introduction and Purpose.

The Climb Global Solutions, Inc. Executive Severance and Change in Control Plan (the “Plan”) is hereby established by the Board of Directors of Climb Global Solutions, Inc. (the “Company”) effective as of April 20, 2023. The purpose of the Plan is to provide for the payment of severance and/or Change in Control (as defined below) benefits to eligible executives of the Company.  The Plan is intended to be (i) an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) a “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  As such, the Plan is exempt from ERISA reporting and disclosure requirements to the extent set forth in ERISA Regulation Section 2520.104-24.

For purposes of the Plan, the following terms are defined as follows:

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933.  The Committee will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.  In addition, for purposes of the definition of “Change in Control,” Affiliate includes an entity that is under common control with the Company under Sections 414(b) or (c) of the Code and the regulations thereunder.

“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, bonuses and other forms of variable compensation) as in effect immediately prior to the relevant Covered Termination and, if applicable, any reduction in base pay that gave rise to an Eligible Executive’s right to a resignation for Good Reason.

“Business” means the distribution of software, hardware and related information technology services to corporate resellers, value added resellers, consultants and system integrators or any other business in which the Company may be engaged.

“Cause” means, with respect to an Eligible Executive, (a) an act of personal dishonesty in connection with the grantee’s responsibilities as a service provider of the Company, excluding any unintentional, good faith errors such as a good faith error with respect to business expense reimbursements; (b) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud or moral turpitude, in each case in which the Plan Administrator reasonably believes that it has had or will have a material detrimental effect on the Company’s reputation or business; (c) a breach of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the Plan Administrator; (d) serious neglect or misconduct in the performance of the grantee’s duties for the Company or willful or repeated failure or refusal to perform such duties, provided that, if such behavior is curable, the Eligible Executive is provided with written notice describing in reasonable detail the alleged conduct and stating the Company’s belief that it would constitute Cause to terminate the Eligible Executive’s service with the Company and the Eligible Executive fails to cure such behavior within 30 days after receipt of such written notice; or (e) the material breach by the grantee of any restrictive covenants (for example, relating to non-competition, non-solicitation or confidentiality.  The employment of an Eligible Executive will be deemed to have been terminated for Cause if the Plan Administrator determines within thirty (30) days of the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted.

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“Change in Control” means any of the following events: (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, an Affiliate; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of the stock of the Company (other than the Company or any Affiliate; or any employee benefit plan sponsored or maintained by the Company or any Affiliate); (iii) the merger or consolidation of the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iv) the liquidation or dissolution of the Company, other than a liquidation or dissolution for the purposes of effecting a corporate restructuring or reorganization as a result of which persons who were stockholders of the Company immediately prior to such liquidation or dissolution continue to own immediately thereafter, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company following such transaction; or (v) a majority of the members of the Board of Directors of the Company are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election.  Notwithstanding the foregoing, an event shall not be a Change in Control unless the event qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A.

“Change in Control Date” means the closing date of a Change in Control.

“Change in Control Period” means the period commencing sixty (60) days prior to the Change in Control Date and ending 12 months following such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board of Directors of the Company or the Compensation Committee of such Board of Directors.

“Common Stock” means the common stock of the Company, par value $0.01 per share, of the Company.

“Company” means Climb Global Solutions, Inc., and shall include its Affiliates unless the context clearly indicates otherwise.

“Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company.

“Covered Termination” means, with respect to an Eligible Executive, a Separation from Service that is due to (i) involuntary termination by the Company without Cause (and other than as a result of death or Disability) or (ii) a resignation by the Eligible Executive for Good Reason.

“Disability” means that the Eligible Executive is determined to be disabled under Company-provided long-term disability coverage, or if none, “Disability” means the determination by the Committee or its designee, that, because of a medically determinable disease, condition, injury or other physical or mental disability, the Eligible Executive is unable to substantially perform the duties of the grantee for the Company, and that such disability is determined or reasonably expected to last for a period of one hundred eighty (180) days (which need not be consecutive) within any twelve (12) month period.  This definition

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shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

“Eligible Executive” means an executive of the Company who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

“Good Reason” for an Eligible Executive’s resignation means the occurrence of any of the following that is undertaken by the Company without the Eligible Executive’s prior written consent:

(1)a material violation by the Company of any material agreement with the Eligible Executive;

(2)a reduction in such Eligible Executive’s base salary to an annual rate that is more than 5% lower than the highest annual rate at which base salary has been paid at any time to the Eligible Executive during their service with the Company (unless pursuant to a proportional reduction of not more than 10% that is applicable generally to similarly situated executives of the Company);

(3)any assignment of duties to the Eligible Executive that would require an unreasonable amount of the Eligible Executive's work time and that are duties which customarily would be discharged by persons junior or subordinate in status to the Eligible Executive within the Company as determined in good faith by the Eligible Executive and taking into consideration trends and customs in the market and industry in which the Company operates;

(4)a material diminution in the Eligible Executive’s role, title or responsibilities;

(5)a relocation of such Eligible Executive’s principal place of employment with the Company (or Successor Entity, if applicable) to a place that increases the Eligible Executive’s commute from Eligible Executive’s principal residence by more than fifty (50) miles; or

(6)a failure of a Successor Entity to assume this Plan.

Notwithstanding the foregoing, in order for the Eligible Executive’s resignation to be deemed to have been for Good Reason, the Eligible Executive must provide written notice to the Company, as applicable, of such Eligible Executive’s intent to resign for Good Reason within 30 days after the Eligible Executive first has actual knowledge of the event giving rise to Good Reason, which notice shall describe the event(s) the Eligible Executive believes give rise to Good Reason; allow the Company 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, the Eligible Executive’s resignation from all positions held with the Company is effective not later than 30 days after the expiration of the Cure Period.

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f)

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proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

“Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

“Participation Agreement” means the agreement described in Section 2(a) below and attached to the Plan as Exhibit 1.

“Plan Administrator” means the Committee.

“Plan Tier” means the tier to which an Eligible Executive is assigned for purposes of participation in the Plan, as determined by the Plan Administrator, as set forth in the Eligible Executive’s Participation Agreement.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect.

“Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

“Successor Entity” means a successor entity to the Company resulting from a Change in Control.

Section 2. Eligibility for Benefits.

(a)Eligible Executive. An executive of the Company is eligible to participate in the Plan if (i) the executive is designated as an Eligible Executive by the Plan Administrator through a Participation Agreement (which will specify the executive’s Plan Tier); (ii) the executive has signed and returned the Participation Agreement provided by the Plan Administrator; and (iii) the executive meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an executive is an Eligible Executive shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the Eligible Executive also must execute a separation agreement and general release substantially in the form attached hereto as Exhibit 2 (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. If an Eligible Executive does not provide a Release that becomes effective as set forth above, no payments shall be made to such Eligible Executive under the Plan, and the Eligible Executive will have no further right to any benefits under the Plan.

(c)Plan Benefits Provided in Lieu of Any Previous Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Executive, as well as any individually negotiated employment contract or other agreement between the Company and an Eligible Executive. For the avoidance of doubt, this Plan shall not affect any of the Eligible Executive’s equity awards which will remain in full force and effect subject

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to the terms and conditions of the applicable equity plan under which such awards were granted and no provision of this Plan shall be construed as to modify or limit the actions that may be taken under, or to violate the terms of, such equity plan.

(d)Exceptions to Severance Benefit Entitlement. An Eligible Executive shall not receive benefits under the Plan in the following circumstances:

(1)The Eligible Executive is terminated by the Company for any reason (including due to the Eligible Executive’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)The Eligible Executive is offered immediate reemployment by a Successor Entity following a Change in Control and the terms of such reemployment would not give rise to the Eligible Executive’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the Eligible Executive’s employment with a Successor Entity results in uninterrupted employment such that the Eligible Executive does not incur a lapse in pay or benefits as a result of the Change in Control. For the avoidance of doubt, an Eligible Executive who becomes immediately reemployed by a Successor Entity following a Change in Control will continue to be an Eligible Executive following the date of such reemployment.

(3)The Eligible Executive is rehired by the Company and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e)Termination of Severance Benefits. An Eligible Executive’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Executive is receiving severance benefits under the Plan, the Eligible Executive willfully breaches any material statutory, common law, or contractual obligation to the Company (including, without limitation, the obligations set forth in Sections 10 and 11 of this Agreement, or contractual obligations set forth in any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, return of Company property or similar type of agreement between the Eligible Executive and the Company, as applicable).

Section 3. Termination Benefits Generally.

Upon the termination of an Eligible Executive’s employment for any reason, the Eligible Executive will be entitled to receive (i) any earned but unpaid base salary and (ii) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program (the “Accrued Benefits”). In addition, in the event of a Covered Termination,  the Eligible Executive may be eligible to receive additional payments and benefits, as set forth in Section 4 or Section 5 below, as applicable.

Section 4. Benefits for Covered Termination Outside of a Change in Control Period.

(a)Covered Termination. If an Eligible Executive experiences a Covered Termination at any time other than during the Change in Control Period, the Eligible Executive will be entitled to receive the following severance benefits, subject to termination of such benefits as described in Section 2(e):

(1)Base Salary. An Eligible Executive will receive a cash severance payment equal to the Eligible Executive’s Base Salary for the following number of months (such number of months, the “Severance Period” for that Eligible Executive), depending on the Eligible Executive’s Plan Tier:

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(i)	Tier 1: 18 months
(ii)	Tier 2: 12 months
(iii)	Tier 3: 6 months

The cash severance payment shall be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company, subject to deductions and withholdings; provided, however, that no payment will be paid prior to the effective date of the Release.

(2)Payment of Continued Group Health Plan Benefits. If the Eligible Executive is eligible for and timely elects to continue health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Covered Termination date, the Company will pay the COBRA group health insurance premiums (as such premiums are due) for the Eligible Executive and the Eligible Executive’s eligible dependents until the earliest of (A) the end of the Severance Period, (B) the expiration of the Eligible Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when the Eligible Executive becomes eligible for substantially similar health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law, then in lieu of providing the COBRA premiums, the Company will instead pay the Eligible Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings.

(3)Pro-rated Current Year Annual Bonus Payment.  The Eligible Executive will receive a lump sum cash payment equal to a pro-rated portion of the current year annual bonus actually earned based on actual performance with respect to the relevant performance metric(s) for the portion of the current year ending on the date of the Covered Termination. The proration will be based on the number of full months of employment completed by the Eligible Executive during the year of employment termination, divided by 12.  Such bonus amount shall be paid at the same time that bonuses are paid to other executives of the Company.

(b)No Other Payments.  The benefits set forth at subsections (a)(1), (a)(2), and (a)(3) above are the only benefits payable to an Eligible Executive pursuant to the Plan with respect to a Covered Termination that occurs outside of a Change in Control Period.

Section 5. Covered Termination Benefits (during a Change in Control Period).

(a)Covered Termination. If an Eligible Executive experiences a Covered Termination during a Change in Control Period, such Eligible Executive will be entitled to receive the following severance benefits, subject to termination of such benefits as described in Section 2(e):

(1)Base Salary. The Eligible Executive will receive a cash severance payment equal to the Eligible Executive’s Base Salary for the following number of months (such number of months, the “Change in Control Severance Period” for that Eligible Executive), depending on the Eligible Executive’s Plan Tier:

(i)	Tier 1: 24 months
(ii)	Tiers 2 and 3: 18 months

Except as otherwise provided in an Eligible Executive’s Participation Agreement, such cash severance benefit shall be paid in a single lump payment no later than the second payroll cycle following the later of

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(i) the effective date of the Release or (ii) the Change in Control Date, but in any event not later than March 15 of the calendar year following the calendar year in which the Covered Termination occurs.

Notwithstanding the foregoing, in the event of a Covered Termination that occurs within the sixty (60) day period prior to the Change in Control Date, the amount payable pursuant to this Section 5(a)(1) shall be paid pursuant to the timing provisions set forth in Section 4(a)(1) above.

(2)Payment of Continued Group Health Plan Benefits. During the Change in Control Severance Period, the Eligible Executive will be eligible to receive the payments described in, and pursuant to the terms of, Section 4(a)(2) above; provided, however, that in the event of a Covered Termination that occurs within the sixty (60) day period prior to the Change in Control Date, the Change in Control Severance Period will be reduced by the number of months, if any, for which COBRA payments were made pursuant to Section 4(a)(2) above.

(3)Target Bonus Payment. The Eligible Executive will receive an amount of cash equal to 100% of the Eligible Executive’s target annual bonus amount for the calendar year in which the Covered Termination occurs (which for the avoidance of doubt will not be pro-rated).  Except as otherwise provided in an Eligible Employee’s Participation Agreement, this payment shall be paid to the Eligible Executive in a lump sum cash payment on the same date as the Base Salary payment provided in Section 5(a)(1) above (if the Qualifying Termination occurs on or within 12 months after the Change in Control Date), or at the time specified in Section 4.1(a)(3) above (if the Qualifying Termination occurs within the 60-day period before the Change in Control Date).

(4)Double-Trigger Equity Acceleration. The vesting (and, if applicable, exercisability) of each outstanding unvested equity award held by the Eligible Executive as of the date of the Covered Termination (each, an “Equity Award”) shall be accelerated in full.  Notwithstanding the preceding sentence, for a performance-based award, the Eligible Executive shall immediately become fully vested in the amount determined based on attainment of the applicable performance goals, which determination shall occur following the last day of the performance cycle.  To the extent an Equity Award is assumed, continued or substituted for in a Change in Control pursuant to such applicable equity incentive plan, the vesting acceleration described in this Section 5(a)(4) will apply to such assumed, continued or substituted award, as applicable.

(b)No Duplication of Benefits. The benefits set forth at subsections (a)(1) through (a)(4) above are the only benefits payable to an Eligible Executive pursuant to the Plan with respect to a Covered Termination that occurs during a Change in Control Period, and shall be paid in lieu of any benefits that may be payable pursuant to Section 4 above with respect to a Covered Termination that occurs outside of a Change in Control Period.  For the avoidance of doubt, in no event will benefits be provided under both Section 4 and Section 5 to the same Eligible Executive (except to the extent that benefits were provided pursuant to Section 4 with respect to a Covered Termination that occurred during the sixty (60) day period prior to a Change in Control Date, in which case the benefits provided pursuant to Sections 5(a)(1) and 5(a)(2) will be adjusted as set forth above).

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Section 6. Section 280G Limitation.

Notwithstanding any provision of the Plan to the contrary, if any payment or benefit the Eligible Executive would receive from the Company pursuant to this Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 6, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of benefits (other than cash) paid to the Eligible Executive; and (2) reduction of cash payments. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Executive’s equity awards.

Section 7. Withholding.

All payments under the Plan will be subject to applicable withholding for federal, state, foreign, and local taxes.

Section 8. Section 409A.

All benefits provided under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent that any benefits are not so exempt, such benefits are intended to comply with the requirements of Section 409A and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of benefits payable to an Eligible Executive be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

If the Company determines that any benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Executive is a “specified employee” of the Company, as such term is defined in Section 409A, then, to the extent necessary to avoid the imposition of the adverse tax consequences under Section 409A, the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Executive’s Separation from Service and (2) the date of the Eligible Executive’s death.  In the event of such delayed payment, the Company shall then pay the Eligible Executive a lump sum amount equal to the sum of the severance benefit payments that would otherwise have been paid prior to the delay and pay any remaining amounts of severance benefits in accordance with the applicable payment schedule.

In no event will payment of any benefits under the Plan be made prior to an Eligible Executive’s Separation from Service or prior to the effective date of the Release. If the Company determines that any benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the period for providing a Release set forth at Section 2(b) above spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of benefits under this Plan, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.

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Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to the Eligible Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

Section 9. Transfer and Assignment.

The rights and obligations of an Eligible Executive under this Plan may not be transferred or assigned. The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 10. Assignment of Intellectual Property Rights.

By executing a Participation Agreement, Eligible Executive agrees to the following provisions:

(a)General.  Eligible Executive agrees to assign, and hereby assigns, to the Company all of Eligible Executive’s rights in any Inventions (including all Intellectual Property Rights) therein or related thereto that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by Eligible Executive during employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, working hours or using any of the Company's assets), or which are useful with, or relate directly or indirectly to, any Company Interest.  Eligible Executive will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)Assurances.  Eligible Executive hereby agrees, while employed by the Company and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

Section 11. Restrictive Covenants.

By executing a Participation Agreement, Eligible Executive agrees to the following provisions:

(a)Confidentiality. Eligible Executive acknowledges and agrees that Eligible Executive has and will have access to secret and confidential information of the Company (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public. Eligible Executive shall not disclose any Confidential Information to any person or entity at any time during employment or after the separation of Eligible Executive from employment with the Company, provided that Eligible Executive may disclose Confidential Information

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to the extent required by applicable law, including without limitation disclosure as required by court or other government order, subpoena, or other legal process.  In the event Eligible Executive is requested or required by court or government agency order or request, or through subpoena or discovery request, to disclose information that may be deemed covered or implicated by this provision, Eligible Executive agrees to give the Company, verbally and in writing, as much advanced notice as possible of such pending disclosure so that the Company may contest the disclosure or seek a protective order.  Eligible Executive also agrees to limit any disclosure to the amount that is legally required to be disclosed.  Nothing in this agreement prevents Eligible Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Eligible Executive has reason to believe is unlawful.

(b)Non-Compete.  In consideration of the employment hereunder, Eligible Executive agrees that during employment with the Company and for a period of one (1) year thereafter, or  if longer, the Severance Period or the Change in Control Severance Period, if and as applicable, Eligible Executive will not (and will cause any entity controlled by Eligible Executive not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company  within any state or commonwealth within the United States, province within Canada, or country within the European Union in which the Company is then doing business or marketing its products or solicit, advise, provide or sell any services or products of the same or similar nature to services or products of the Company to any person or entity.  For purposes of this Agreement, the Eligible Executive will be deemed to be engaged in or to have a financial interest in such competitive Business if Eligible Executive is an executive, officer, director, shareholder, joint venturer, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive Business, or if Eligible Executive directly or indirectly performs services for such an entity in a capacity the same as or similar to that which Eligible Executive performed for the Company; provided, however, that the foregoing will not prohibit the Eligible Executive from owning, for the purpose of passive investment, less than 2% of any class of securities of a publicly held corporation.

(c)Non-Solicitation/Non-Interference.  Eligible Executive agrees that during employment with the Company and for an additional one (1) year after the separation of Eligible Executive from employment with the Company, or if longer, the Severance Period or the Change in Control Severance Period, if and as applicable, Eligible Executive shall not (and shall cause any entity controlled by Eligible Executive not to), directly or indirectly: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, to terminate employment or discontinue such person’s consultant, contractor or other business association with the Company.  For purposes of this Agreement, the term “prospective client” shall mean any person, group of associated persons or entity whose business the Company has directly solicited within the one-year period prior to the termination of employment.

(d)Non-Disparagement.  Eligible Executive agrees that, to the maximum extent permitted by law, Eligible Executive will not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites), or by any deed or act of communication, disparage, criticize, condemn or impugn: (i) the Company or its reputation or character, or any of its actions, services, products, writings, policies, practices, procedures or advertisements; (ii) or its current or former officers, directors and employees, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements.  The Company agrees that after

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Eligible Executive’s separation from employment, its officers and directors will not in any way disparage Eligible Executive or make or solicit any comments, statements or the like to the media or to others that is disparaging, derogatory or detrimental to the good name or business reputation of Eligible Executive.

(e)Consequence of Violation.  If the Company, in its reasonable discretion, determines that Eligible Executive violated any of the restrictive covenants contained in this Section 11, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Eligible Executive.

(f)Reduction in Scope or Period.  In the event that either any scope or restrictive period set forth in this Section 11 is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstance.

(g)Injunctive Relief.  Eligible Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 11 by Eligible Executive, the Company may suffer irreparable harm and, therefore, in advance of arbitration, the Company shall be entitled to seek immediate injunctive relief restraining Eligible Executive from such breach or threatened breach of the restrictive covenants contained in this Section 11 in a court of competent jurisdiction in Monmouth County, New Jersey, or if the jurisdiction prerequisites exist, the United States District Court for New Jersey. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it in arbitration for such breach or threatened breach, including the recovery of damages from Eligible Executive. The Company acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 11 by the Company, Eligible Executive may suffer irreparable reputation harm and, therefore, Eligible Executive shall be entitled to seek immediate injunctive relief restraining the Company from such breach or threatened breach of the restrictive covenants contained in Section. Nothing herein shall be construed as prohibiting Eligible Executive from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Company.

(h)Permitted Disclosures.  Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or to create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Section 12. Clawback.

All payments and severance benefits provided under the Plan shall be subject to recoupment in accordance with any clawback policy of the Company, as in effect from time to time, that provides for recoupment of compensation on account of the negligence or misconduct of the Eligible Executive or on account of a material breach of this Plan by the Eligible Executive, or recoupment of performance-based compensation on account of a misstatement or miscalculation of performance results under any circumstances (whether or not involving negligence or misconduct).

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Section 13. Right to Interpret and Administer Plan; Amendment and Termination.

(a)Interpretation and Administration.  The Committee shall be the Plan Administrator and will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan.  The rules, interpretations, computations, and other actions of the Committee in accordance with the terms of the Plan shall be binding and conclusive on all persons.

(b)Amendment and Termination.  The Plan Administrator reserves the right to amend or terminate this Plan at any time; provided however that no such amendment or termination shall materially and adversely affect the rights of any Eligible Executive as in effect on the date such Eligible Executive incurs a Covered Termination.

Section 14. No Implied Employment Contract.

The Plan shall not be deemed (i) to give any executive or other person any right to be retained in the employ of the Company or a Successor Entity, as applicable, or (ii) to interfere with the right of the Company or a Successor Entity, as applicable, to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Executive.

Section 15. Plan is Unfunded.

The Plan shall be unfunded, and all payments under the Plan paid only from the general assets of the Company.

Section 16. Governing Law.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.

Section 17. Claims, Inquiries and Appeals.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following: (i) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim.  This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan

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Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period, describing the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following: (i) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and (iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal of the denial of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 17(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 17(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Executive’s claim or appeal within the relevant time limits specified in this Section 17, the Eligible Executive may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 18. Other Plan Information.

Plan Year: The Plan is maintained on a calendar year (January 1 – December 31).

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Plan Administrator:  The Committee.

Agent for Service of Legal Process: Chair of the Compensation Committee of the Board of Directors of Climb Global Solutions, Inc.

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EXHIBIT 1

Participation Agreement

Name: __________________________

Title: ___________________________

Reports To:  _____________________

Plan Tier: ________________________

You have been designated as eligible to participate in the Climb Global Solutions, Inc. Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Agreement.

You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.

You are party to an employment agreement with the Company (or a predecessor) dated [DATE] (“Former Employment Agreement”).  By signing below, you hereby terminate such Former Employment Agreement and irrevocably forfeit any right to benefits set forth therein, and you understand and agree that such Former Employment Agreement shall be of no further force or effect as of the date set forth below, and you shall be an at-will employee hereafter, as described in the Plan.  During calendar years 2023, 2024 and 2025, the Plan Administrator may not amend or terminate your rights under the Plan without your prior written consent.

[Notwithstanding Section 3(c) of the Climb Global Solutions, Inc. 2021 Omnibus Incentive Plan, in the event of a Change in Control, if an unvested equity award you hold would (a) terminate upon the consummation of the Change in Control without you having the opportunity to meet the relevant vesting conditions or (b) be cashed out pursuant to Section 3(c) of the 2021 Omnibus Incentive Plan, then such award shall fully vest and, as applicable, become fully exercisable and nonforfeitable as of the date of the Change in Control, and the shares underlying the award shall be treated as fully vested for purposes of determining any amount payable pursuant to a cash out of the award in accordance with such Section 3(c).  To the extent not already vested, any and all unvested equity awards held by you will vest in full upon your death while employed by the Company.  For the avoidance of doubt, you shall not be required to sign a Release on account of the vesting of any equity award hereunder.]

[Preservation of Severance Installment Payment Form upon a Qualifying Termination During the Change in Control Period:  Notwithstanding (a) the preceding paragraph, and (b) that Section 5 of the Plan provides for payment of severance in a lump sum upon a Qualifying Termination on or after the Change in Control Date and during the Change in Control Period, any severance payments due to you under such circumstances, to the extent not in excess of the amount of severance that would have been due to you under the Former Employment Agreement, shall be paid in installments, in accordance with the terms of Section 4 of your former Employment Agreement, if and to the extent necessary to comply with Section 409A requirements.]

You specifically agree to the Assignment of Intellectual Property provisions of Section 10 of the Plan, and Restrictive Covenants (relating to matters such as confidentiality, non-competition and non-solicitation) of Section 11 of the Plan.

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You and the Company mutually agree that any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between you and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration.  This includes all claims arising under Sections 10 and 11 of the Plan.  The parties also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of this Agreement, jurisdictional issues, and any other challenges to the Plan or this Participation Agreement.  Nothing in the Plan or this Participation Agreement shall be construed to prevent either party’s use of provisional remedies in aid of arbitration from a court of appropriate jurisdiction including, but not limited to, claims for temporary or preliminary injunctive relief as described in Section 11 of the Plan.  The Parties consent to the jurisdiction of Monmouth County Superior Court of New Jersey and if the jurisdictional prerequisites exist, the United States District Court for the District of New Jersey.  Such arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures.  Any such arbitration will be conducted in Monmouth County, New Jersey.   Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, hearing fees, arbitrator’s fee) shall be divided equally between the parties.  In the event that the applicable rules of JAMS, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by the Company.  To the extent you have a non-waivable right to file a claim or charge against the Company (such as claims for unemployment benefits, workers’ compensation benefits, or charges of discrimination with the Equal Employment Opportunity Commission), this Agreement shall not be intended to waive such a right to file.  If you or the Company arbitrates a claim against the other, neither you nor the Company shall, without written consent of the other party, have the right to participate in a class action in court or in arbitration, either as a class representative or a class member or join or consolidate claims with any other claims asserted by any other person.  In the event any portion of the Plan or this Participation Agreement is found to be unenforceable, that portion shall not be effective and the remainder of the Plan or this Participation Agreement shall remain effective.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to _____________________ no later than _________, ____.

CLIMB GLOBAL SOLUTIONS, INC.

By: ___________________________

[NAME],

Chair, Compensation Committee

Eligible Executive

[NAME]

Date:

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EXHIBIT 2

[Form of Release]

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into this [●] day of [●], 20[●], between Climb Global Solutions, Inc. (“Company”), on behalf of itself and its Affiliates, and [●] (“Executive”), who are collectively referred to herein as the “Parties.”  This Agreement is entered into by Executive as a condition for benefit eligibility under the Climb Global Solutions, Inc. Executive Severance and Change in Control Plan (“Plan”), which is incorporated herein by reference.  As set forth in more detail below, by signing this Agreement, Executive understands that Executive, among other things, is giving up claims (both known and unknown) Executive might have against the Company, is releasing the Company from all liability, and is agreeing not to file a lawsuit of any kind against the Company.  In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.The Company will pay and provide to you the severance benefits due under the Plan.  Specifically:

(a)Cash severance payment(s) in respect of base salary in the total amount of [●], payable as set forth in Section [4(a)(1)][5(a)(1)] of the Plan (as modified by your Participation Agreement, if applicable).

(b)Payment of COBRA premiums (or amounts in lieu thereof), payable as set forth in Section [4(a)(2)][5(a)(2)] of the Plan.

(c)Cash severance payment(s) in respect of your bonus in the total amount of [●], payable as set forth in Section [4(a)(3)][5(a)(3)] of the Plan (as modified by your Participation Agreement, if applicable).

[(d)Acceleration of your equity awards, as set forth in Section 5(a)(4) of the Plan.]1

2.The Company and Executive agree that Executive’s employment with the Company [will terminate][has terminated] effective as of [●].

3.Executive agrees that upon the separation from employment with the Company, Executive will surrender to the Company every item and every document that is the Company's property or contains Company information, in whatever form.  All of these materials are the sole and absolute property of the Company.

4.Executive agrees to provide the Company with reasonable assistance from time to time as the Company may request related to litigation, administrative proceedings or related matters on which he/she previously worked or is familiar with[ including, but not limited to, [●]].  The assistance Executive agrees to provide includes, but is not limited to, making himself or herself available for interviews by Company counsel and/or management, assisting the Company in fact development, analyzing documents or data, responding to discovery requests, appearing to testify at hearings, depositions, trial or other proceedings, and making himself or herself available to prepare for such testimony.  Executive will receive reimbursement for reasonable expenses, including travel expenses.

1 Applicable only for Qualifying Termination during the Change in Control Period.

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5.Executive agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, Executive will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, obligations, contracts, promises, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which Executive now has, has had, or may have, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation Executive’s employment and separation of employment from the Company.  This waiver and release does not apply to any claim that may arise after the date that Executive signs this Agreement.  This is a General Release.  Executive expressly acknowledges that this General Release includes, but is not limited to, Executive’s intent to release the Company from any claim relating to Executive’s employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, employee benefit claims, severance benefits, arbitration claims, statutory claims, compensation claims, injunction claims, claims for damages, claims under any state, claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment.  The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Executive for breach of any provision of this Agreement.

6.Executive represents and agrees that Executive has not instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees.  Executive agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to Executive’s employment with the Company, Executive’s separation from employment with the Company, or that arose on or prior to the date of this Agreement.  Nothing in this Agreement prohibits Executive from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Executive waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Executive or by any government agency on Executive’s behalf.  Executive agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Executive relating to any claim that is covered by this Agreement, Executive will immediately file a dismissal with prejudice of such claim or remedy.

7.Executive acknowledges and declares that Executive is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, except as provided in this Agreement.

8.Executive agrees that, to the maximum extent permitted by law, Executive will not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites), or by any deed or act of communication, disparage, criticize, condemn or impugn the Company or its shareholders, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements.

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9.The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Executive and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, except that Executive agrees to continue to be bound by Sections 10 and 11 of the Plan.  This Agreement shall not be modified except in writing signed by each of the Parties hereto.

10.   If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), for amounts subject to Section 409A payable to Executive upon separation from service, payment must be delayed for six (6) months.

11.This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of Delaware without reference to its principles regarding conflicts of law.  Executive and the Company mutually agree that any and all claims or controversies arising out of or relating to Executive’s employment, the termination thereof, or otherwise arising between Executive and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration.  This includes all claims arising under Sections 10 and 11 of the Plan.  The parties also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of this Agreement, jurisdictional issues, and any other challenges to this Agreement.  Nothing in this Participation Agreement shall be construed to prevent either party’s use of provisional remedies in aid of arbitration from a court of appropriate jurisdiction including, but not limited to, claims for temporary or preliminary injunctive relief as described in Section 11 of the Plan.  The Parties consent to the jurisdiction of Monmouth County Superior Court of New Jersey and if the jurisdictional prerequisites exist, the United States District Court for the District of New Jersey.  Such arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures.  Any such arbitration will be conducted in Monmouth County, New Jersey.   Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, hearing fees, arbitrator’s fee) shall be divided equally between the parties.  In the event that the applicable rules of JAMS, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by the Company.  To the extent Executive has a non-waivable right to file a claim or charge against the Company (such as claims for unemployment benefits, workers’ compensation benefits, or charges of discrimination with the Equal Employment Opportunity Commission), this Agreement shall not be intended to waive such a right to file.  If Executive or the Company arbitrates a claim against the other, neither Executive nor the Company shall, without written consent of the other party, have the right to participate in a class action in court or in arbitration, either as a class representative or a class member or join or consolidate claims with any other claims asserted by any other person.  In the event any portion of this Agreement is found to be unenforceable, that portion shall not be effective and the remainder of the Agreement shall remain effective.

12.If any terms of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

13.Executive understands that Executive has twenty-one (21) days from the date of receipt of this Agreement to consider his or her decision to sign it, and that Executive may unilaterally waive this period at Executive’s election.

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14.Executive acknowledges that Executive may revoke this Agreement for up to and including seven (7) days after Executive’s execution of this Agreement, and that this Agreement shall not become effective until the expiration of seven (7) days from the date of Executive’s execution of this Agreement and only if Executive does not exercise such revocation rights. Executive expressly agrees that, in order to be effective, Executive’s revocation pursuant to this Paragraph must be in writing and must actually be received by [●], at [●], no later than 5:00 p.m. on or before the seventh day following Executive’s execution of this Agreement.

15.The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.  [ADD ANY PROVISIONS REQUIRED IF THE TERMINATION IS PART OF AN OWBPA GROUP TERMINATION.]

16.Executive acknowledges, certifies and agrees: (a) that Executive has carefully read this Agreement and understands all of its terms; (b) that Executive had a reasonable amount of time to consider Executive’s decision to sign this Agreement; (c) that in executing this Agreement Executive does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that Executive enters into this Agreement voluntarily, of Executive’s own free will, without any duress and with knowledge of its meaning and effect; (e) that Executive is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any state; (f) that Executive has received all family or medical leave to which he/she was entitled under the law; and (g) that Executive is advised to consult with legal counsel of Executive’s choice prior to execution and delivery of this Agreement, and that Executive has done so or voluntarily elected not to do so.  The Company is expressly relying on the foregoing representations and admissions by Executive, and the Parties agree that such representations are admissible, if offered by the Company, as sworn statements of fact by Executive in any proceeding between the Parties.

17.This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature.  In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

[EXECUTIVE NAME]Date

CLIMB GLOBAL SOLUTIONS, INC.

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By: [NAME, TITLE]Date

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